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                  NON-INCENTIVE STOCK OPTION AGREEMENT FOR THE
                             1994 STOCK OPTION PLAN
                          FOR NON-EMPLOYEE DIRECTORS OF
                             KBK CAPITAL CORPORATION


       A Non-Incentive Stock Option for a total of Five Thousand (5,000) shares of Common Stock, par value one cent ($0.01) per share, of KBK Capital Corporation (the "Company"), is hereby granted to

                                HARRIS A. KAFFIE

(the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions, and provisions of, the 1994 Stock Option Plan for KBK Capital Corporation (the "Plan").

I. OPTION PRICE. The Option Price is the mean market price (Fair Market Value) on May 7, 1997, or $ 5.00 per share.

II. EXERCISE OF OPTION. This Option shall be exercisable in whole or in part on or after the expiration of six months from the Date of Grant.

       A. METHOD OF EXERCISE. This option shall be exercisable by a written notice delivered to the Company which shall

             1. State the election to exercise the Option and the number of shares in respect of which it is being exercised; and

             2. Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Options.

       B. PAYMENT. Payment of the purchase price of any shares with respect to which this Option is being exercised shall be by cash, certified or bank cashier's check, money order, shares of Common Stock of the Company, or by a combination of the above, delivered to the Company and the exercise shall not be effective until such payment is made. If the exercise price is paid in whole or in part with shares of Common Stock of the Company the value of the shares surrendered shall be their Fair Market Value on the date received by the Company. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

       C. WITHHOLDING. The option shall make arrangements satisfactory to the Committee in its sole discretion for the Optionee's payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company to withhold in accordance with applicable federal or state income tax withholding requirements.

       D. RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state


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Non-Incentive Stock Option Agreement for
1994 Stock Option Plan
KBK CAPITAL CORPORATION                                                  Page 2



             securities or other law or valid regulation. As a condition to the exercise of this Option, the Company may require the person exercising this Option to make any agreements and undertakings that may be required by any applicable law or regulation.

III. NONTRANSFERABILITY OF OPTION. This Option may not be transferred by the Optionee otherwise than by will or the laws of decent and distribution and so long as the Optionee lives, only such Optionee or his guardian or legal representative shall have the right to exercise this Option. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigned of the Options.

IV. TERM OF OPTION. This option may not be exercised after the expiration of ten (10) years from the Date of Grant of this Option and its subject to earlier termination as provided in this Plan. This Plan may be exercised during such times only in accordance with the Plan and the terms of this Option.

Date of Grant:  May 7, 1997

                                      KBK CAPITAL CORPORATION

                                      By:    /s/
                                         ------------------------------------
                                            ROBERT J. MCGEE
                                            Executive Vice President and
                                            Chief Financial Officer

       Optionee hereby accepts this option subject to all the terms and provisions of the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Plan) upon any questions under the Plan.

                                            /s/
                                      ---------------------------------------
                                      HARRIS A. KAFFIE, Optionee